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FOR IMMEDIATE RELEASE

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          MEDIX ANNOUNCES AGREEMENT WITH WELLPOINT PHARMACY MANAGEMENT
             WellPoint Pharmacy Management Network Physicians To Use
                  Cymedix.com Prescription Management Software

Denver -- January 13, 2000 -- Medix Resources, Inc. [OTCBB:MDIX] today announced that its wholly-owned subsidiary, Cymedix Lynx Corporation, and WellPoint Pharmacy Management, have entered into a definitive agreement for an enhanced pilot project, as well as a system-wide production project for its Internet pharmacy products. Medix provides Internet-based health care communication, data integration, and transaction processing software through its Cymedix.com product line.

The Cymedix.com prescription management module, which has been private-labeled for use by WellPoint Pharmacy Management, enables WellPoint Pharmacy Management network physicians to access patient-specific pharmacy data including plan formulary options, prospective Drug Utilization Review, prior authorization notification, patient medication history, potential drug interactions and perform electronic prescription processing. Project installations in this pilot project began on November 17, 1999. Additionally, under the terms of the agreement, Medix issued WellPoint Pharmacy Management warrants to purchase Medix common stock. These warrants are only exercisable once they've become vested through the occurrence of specific WellPoint Pharmacy Management performance events. WellPoint Pharmacy Management was also granted the right to nominate a designee for appointment to the Medix board of directors.

"Since our first discussions in 1998, WellPoint Pharmacy Management has embraced Cymedix.com's Internet-based approach to increasing the time and cost efficiencies of provider/physician data exchange," stated John Prufeta, Medix Resources' chief executive officer. "WellPoint Pharmacy Management's enthusiastic support continues to enable successful installation of the Cymedix.com prescription management module into its network physicians' computer systems."

Robert Seidman, vice president of pharmacy for WellPoint Health Networks Inc., stated, "We are pleased to offer our physicians easy access to their patients' medication regimens and pharmacy benefit plan designs via the Internet, prior to their writing a prescription. The Cymedix.com product, in conjunction with the interface through WellPoint Pharmacy Management information systems, will provide prospective information directly to the physician's office and the patient's medical record. This will improve the quality of patient care through a reduction in the incidence of potential medication mishaps."

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Page Two/Medix Announces Agreement with WellPoint Pharmacy Management


Cymedix.com combines patented software technology with pragmatic logistical processes to provide physicians with patient and medication information, prior to prescription writing, without disrupting customary office procedure. Cymedix.com non-invasively extracts pertinent clinical and administrative patient information from physicians' office systems and combines it with data supplied by network providers' legacy systems. Critical information regarding patient drug history, formulary options, and potentially harmful interactions are then transmitted to physicians. The secure provision of this information increases the efficiency of the office practice, improves the quality of care provided to the patient, and reduces the cost of care. Cymedix.com also enables physicians to electronically construct a prescription, record it within a local database, and electronically transmit or fax it to the pharmacy of the patient's choice. Prescription transmission and data transfer is conducted securely over private networks to maintain patient confidentiality.

WellPoint Pharmacy Management is the nation's leading health plan-owned pharmacy benefit management company serving approximately 20 million lives. WellPoint Pharmacy Management is the trade name of Professional Claim Services, Inc., a wholly-owned subsidiary of WellPoint Health Networks Inc. [NYSE: WLP]. With complete pharmacy benefit management services for employers and health plans nationwide, WellPoint Pharmacy Management's products include, clinical management programs, drug formulary management, claims processing, benefit design consultation, pharmacy network management, local network contract development, manufacturer discount programs, prescription drug databases, and utilization management.

Denver-based Medix Resources, through Cymedix Lynx Corporation, offers Cymedix.com, a suite of fully-secure, patented Internet communications software products, to the healthcare industry. Additional information about Medix Resources and its products and services can be found by visiting its web sites, www.medixresources.com and www.cymedix.com, or by calling 800/326-8773.

                                      # # #

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release, which are not historical facts, contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10-KSB/A for 1998, which was filed with the Securities and Exchange Commission on July 23, 1999, and its 1999 third quarter 10-QSB, which was filed with the Securities and Exchange Commission on November 10, 1999. This information is available from the SEC or the Company.